Exhibit 10 a
THIS LOAN AGREEMENT is made as of December 21st, 2000
BETWEEN:
AXYN CANADA CORPORATION
("Axyn Canada")
- and -
SYSCAN INTERNATIONAL INC.
("Syscan").
RECITALS:
A.
WHEREAS Axyn Canada is indebted to Syscan;
B.
AND WHEREAS the parties wish to evidence that indebtedness and provide for its repayment.


THEREFORE, the parties agree as follows:
ARTICLE 1
ACKNOWLEDGEMENT OF INDEBTEDNESS
1.1	Indebtedness
Axyn Canada acknowledges that it is indebted to Syscan in the amount of $1,850,000 (the "Principal Amount").
1.2	Interest
The Principal Amount shall bear interest at the prime rate of the Royal Bank of Canada from time to time in effect plus 2% per annum from January 1st, 2001, to payment, both before and after default.
1.3	Payment of Interest
Interest shall accrue on the Principal Amount (or any remaining balance thereof) and shall be payable on the last day of each month commencing June 30th, 2001. The payment of interest that would be due on June 30th, 2001, shall be made by an equal monthly payment on the last day of each month from June 30th, 2001 to December 31st, 2001.
1.4	Maturity of Principal Amount
The Principal Amount shall become due and payable on December
31st, 2001.
1.5	Prepayment
Axyn Canada shall be entitled to prepay the Principal Amount in whole or in part without advance notice and without payment of any bonus of interest.
ARTICLE 2
SHARE PROVISIONS
2.1	Pledge of Shares
Axyn Canada shall forthwith upon execution of this Agreement, pledge to Syscan five million shares in Syscan registered in the name of Axyn Canada (the "Pledged Shares"). That pledge shall be carried out pursuant to a pledge agreement in the form which is Schedule A hereto (the "Pledge Agreement").
2.2	Deposit of Shares
Axyn Canada shall deposit with Osler, Hoskin & Harcourt LLP, pursuant to the terms of an escrow agreement satisfactory in form and content to Osler, Hoskin & Harcourt LLP, certificates for the Pledged Shares. The escrow agreement shall provide that the Pledged Shares will be held by Osler, Hoskin & Harcourt LLP as escrow agent until the Principal Amount and all interest thereon has been paid or until Syscan becomes entitled to exercise its remedies as a secured creditor under the Pledge Agreement.
2.3	Negative Pledge
Axyn Canada undertakes that it shall not, save as permitted by this clause, sell, transfer, pledge, encumber, hypothecate or otherwise convey any shares including the Pledged Shares owned by Axyn Canada in Syscan until the Principal Amount and interest thereon have been paid. This undertaking shall not apply to those shares required to perform certain obligations alleged to exist on the part of Axyn Canada in favour of 2977541 Canada Inc. and Daniel Benoit pursuant to an agreement dated June 18th,
1999. The Principal Amount shall immediately become due and payable if this undertaking is breached.
Axyn may sell all or part of the said shares other than the Pledged Shares provided the net proceeds of the sale are applied to the Principal Amount and interest thereon.
ARTICLE 3
SERVICES
3.1	Services
Axyn Canada has, to date, provided numerous administrative services to Syscan. The parties intend that Syscan will in the future obtain those services, to the extent practical, from other sources. If Axyn Canada performs services for Syscan it shall do so on the basis of fees and expenses to be agreed to in advance in writing on a case by case basis.
ARTICLE 4
GENERAL CONDITIONS
4.1	Notice
Any demand, notice or communication to be made or given hereunder shall be in writing, except as otherwise expressly permitted or required under this Agreement, and may be made or given by personal delivery, by registered mail or by transmittal by telex or facsimile machine addressed to the respective parties as follows:
To Axyn Canada:
2 Gurdwara Road
Suite 208
NEPEAN  ON  K2E 1A2
Phone:		(613) 727 2996
Fax:		(613) 727 3781
To Syscan International Inc.:
208 Migneron
ST. LAURENT  QUE  H4T 1Y7
Phone:		(514) 521 0482
Fax:		(514) 521-0949
or to such other mailing or telex or facsimile machine address as any party may from time to time notify the other in accordance with this Section. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by registered mail, on the fifth business day following deposit thereof in the mail or, if made or given by telex or by facsimile transmission, on the first business day following the transmittal thereof and receipt of the appropriate answer back. If the party making or giving such demand, notice or communication knows or ought reasonably to know of difficulties with the postal system which might affect the delivery of mail, any such demand, notice or communication shall not be mailed but shall be made or given by personal delivery or by telex or by facsimile transmission.
4.2	Governing Law
This Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Ontario, Canada, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of Axyn Canada may be found.
4.3	Successors and Assigns
This Agreement shall be binding upon and shall enure to the benefit of Axyn Canada and Syscan, and their respective successors and assigns, except that neither Axyn Canada nor Syscan may assign or transfer its rights and obligations hereunder or any interest herein without the prior written consent of the other party.
4.4	Expenses
All costs and expenses (including, without limitation, the fees and disbursement of legal counsel) incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
4.5	Severability
Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this agreement and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
4.6	Whole Agreement
This agreement constitutes the whole and entire agreement between the parties relating to the subject matter of this agreement, and cancels and supersedes any prior agreements, undertakings, declarations, commitments and representations, written or oral, in respect thereof.
4.7	Language
The parties expressly request and require that this agreement and any related documents be drawn up solely in the English language. Les parties aux presentes convient et exigent que cette entente et tous les documents qui sy rattachent soient rediges seulement en anglais.
4.8	Amendments and Waivers
Any provision of this agreement may be amended only if Axyn Canada and Syscan so agree in writing and, except as otherwise specifically provided herein, may be waived only if Syscan so agrees in writing.
4.9	Further Assurances
Each of Axyn Canada and the Syscan shall promptly cure any default by it in the execution and delivery of this agreement. Axyn Canada, at its expense, shall promptly execute and deliver to Syscan, upon request by Syscan, all such other and further documents, agreements, opinions, certificates and other instruments in compliance with, or accomplishment of its covenants and agreements hereunder or to more fully state its obligations as set out herein or to make any recording, filing or notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.
4.10	Counterparts
This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this agreement to produce or account for more than one such counterpart.
IN WITNESS OF WHICH the parties have duly executed this agreement.


AXYN CANADA CORPORATION


By:




Name:



Title:


SYSCAN INTERNATIONAL INC.


By:




Name:



Title:

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